Prospectus Supplement	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated April 24, 2026)	Registration No. 333-295140

This prospectus supplement updates, amends and supplements the prospectus dated April 24, 2026 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-295140). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2026, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, including and supplements and amendments thereto, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock is traded on the New York Stock Exchange under the symbol “EVMN.” On June 1, 2026, the last reported sale price of our common stock was $22.17 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 5 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 2, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2026

Evommune, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-42938	85-0742575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1891 Page Mill Road Palo Alto, CA		94304
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (925) 247-4487

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	EVMN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 2, 2026, Evommune, Inc. (the “Company”) held its 2026 Annual Meeting of Stockholders (the “Annual Meeting”), at which a quorum was present. At the Annual Meeting, the stockholders of the Company voted on the following two proposals, each of which is described in more detail in the Company’s definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on April 21, 2026:

Proposal 1 – Election of Directors

The following nominees were elected to the Company’s Board of Directors to hold office until the Company's 2029 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal. The votes cast at the Annual Meeting were as follows:

Nominee	For	Withheld	Broker Non-Votes
Luis Peña	21,859,596	1,949,148	885,750
Eugene Bauer, M.D.	23,637,920	170,824	885,750

Proposal 2 – Ratification of Selection of Independent Registered Public Accounting Firm

The proposal to ratify the selection of BDO USA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 was approved based upon the following votes:

For	Against	Abstain	Broker Non-Votes
24,664,299	430	29,765	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evommune, Inc.

Date: June 2, 2026	By:	/s/ Luis Peña
Luis Peña
President and Chief Executive Officer